                                                                      EXHIBIT 5

Unitrin, Inc.
One East Wacker Drive
Chicago, Illinois 60601

                                August 28, 1997

Gentlemen:

  I have acted as counsel for Unitrin, Inc., a Delaware corporation ("Unitrin"), in connection with the merger of Unitrin's wholly-owned subsidiary, Unitrin Acquisition Corporation, a Missouri corporation ("UAC"), with and into The Reliable Life Insurance Company, a Missouri life insurance company ("Reliable"), pursuant to the terms of the Agreement and Plan of Reorganization dated June 20, 1997, as amended on August 13, 1997 (the "Merger Agreement") by and among Unitrin, UAC and Reliable, and the preparation of a registration statement on Form S-4 (the "Registration Statement") relating to the registration of 3,760,170 shares of Unitrin's Common Stock (the "Shares") and the proposed exchange of up to 3,760,170 of such Shares by Unitrin for shares of Reliable as contemplated in the Merger Agreement.

  I have participated in the preparation of the Registration Statement filed with the Commission. In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as I deemed necessary to examine for purposes of this opinion, including but not limited to the Certificate of Incorporation and Amended and Restated By-Laws of Unitrin.

  It is my opinion that the Shares to be issued and sold by Unitrin in connection with the Merger have been duly authorized by Unitrin and, when issued by Unitrin in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and non-assessable.

  I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Scott Renwick, Esq. under "Legal Matters" in the Prospectus included in the Registration Statement.

                                          Very truly yours,

                                          Scott Renwick
                                          Counsel